EXHIBIT (a)(1)(v)

ELECTION FORM

Name of Optionholder: _________________________________

Social Security Number: _________________________________

     I have received the Offer to Exchange dated June 14, 2004 relating to the offer to exchange all of my options to purchase Human Genome Sciences, Inc. (“Human Genome Sciences”) Common Stock having an exercise price of at least $35.00 per share granted to me by Human Genome Sciences under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan.

     I understand that I am eligible to participate in this stock option exchange program only if I (1) am an employee of Human Genome Sciences on July 12, 2004, and (2) hold at least one eligible option on July 12, 2004.

     I understand that, by choosing to participate in the stock option exchange program, I may only elect to exchange options that have an exercise price of at least $35.00 per share that were granted to me under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan. If I tender any of my eligible options, I must tender all options under the applicable option grant. This means that I may not tender only a portion of an outstanding option grant. However, if I have more than one outstanding eligible option grant, I may tender all of the options under a grant and choose not to tender the options subject to a different grant.

     In return for those options I elect to exchange, and subject to the terms of the Offer to Exchange, Human Genome Sciences will grant me new options entitling me to exchange eligible stock options having an exercise price of at least $35.00 for a lesser number of options, according to these ratios:

Eligible Options Exercise Price
Greater Than or	Less Than or	Exchange Ratio
Equal To . . .	Equal To . . .	Cancelled to New
$35.00	$45.00	2.00 to 1
$45.01	$55.00	2.375 to 1
$55.01	$65.00	2.75 to 1
$65.01	$75.00	3.125 to 1
$75.01	And Above	3.5 to 1

These new options will be granted on a specified date (the “new option grant date”) that is six months and one day from the date my exchanged options are cancelled, unless the offer is extended.

     In order to remain eligible to receive new options, I understand that I must remain an employee of Human Genome Sciences through the new option grant date. I acknowledge that if I am not an employee of Human Genome Sciences on the new option grant date, I will not receive any new options or any other payment or other consideration for the options that are elected by me for exchange and cancelled under the exchange offer. If I die, become disabled, terminate my employment, or am terminated for any reason between the date when the exchange offer expires and the new option grant date, then I will not receive anything for the options that are elected by me for exchange and cancelled under the exchange offer.

     I understand that the new options will have substantially the same terms and conditions as the eligible options cancelled in this offer, except for the exercise price, vesting, and the number of underlying shares of common stock. The new options will be granted under, and will be subject to the terms and conditions of, the 2000 Stock Incentive Plan and a new option grant between Human Genome Sciences and me.

     As a condition to my participation in the exchange offer, I agree to cancel any options that I have received from Human Genome Sciences since December 13, 2003. I understand that all of these options and any certificates or other documentation evidencing such option grant(s) will become null and void on July 13, 2004, unless this offer is extended.

     I understand that my death or incapacity will not affect Human Genome Sciences’ authority to take the actions described in the Offer to Exchange with respect to options that I have elected to exchange, and such authority will survive my death or incapacity. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors and assigns.

     I recognize that, under certain circumstances set forth in the Offer to Exchange, Human Genome Sciences may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

     I hereby give up my entire ownership interest in the options to purchase Human Genome Sciences’ common stock having an exercise price of at least $35.00 per share granted to me by Human Genome Sciences, listed on the attached Stock Option Information Sheet. I understand that all of these options and any certificates or other documentation evidencing such option grant(s) will become null and void on July 13, 2004, unless this offer is extended. I acknowledge that this election is entirely voluntary, and that I am aware that I may withdraw my acceptance of the exchange offer at any time until 12:00 Midnight, Eastern Time, on July 12, 2004, using the Notice of Withdrawal that has been provided to me. I also acknowledge that this election will be irrevocable after 12:00 Midnight, Eastern Time, on July 12, 2004, unless the offer is extended by Human Genome Sciences in its sole discretion, in which case the offer will become irrevocable upon expiration of the extension.

     I hereby elect to exchange and cancel the options identified in the attached Stock Option Information Sheet to purchase Human Genome Sciences Common Stock having an exercise price of at least $35.00 per share granted to me by Human Genome Sciences. I hereby elect to cancel the options that I have received since December 13, 2003, which are identified in the attached Stock Option Information Sheet. I have the full power and authority to elect to exchange these options.

     Instruction: If more than one option grant is listed, strike through any of the option grants that you do not elect to exchange.

Optionholder’s Signature	Date

Optionholder’s Name (please print or type)

If you reside in any of the following states and are married, your spouse must sign the Spousal Consent below:

Arizona, California, Idaho, Lousiana, Nevada, New Mexico, Texas, Washington, Wisconsin

Spousal Consent

     The undersigned spouse of the optionholder who has executed this Election Form above has read and hereby approves the cancellation of the optionholder’s options to purchase Human Genome Sciences Common Stock described above pursuant to this Election Form and the Offer to Exchange dated June 14, 2004. The undersigned hereby agrees to be irrevocably bound by this Election Form and further agrees that any community property interest shall similarly be bound by this Election Form. The undersigned hereby appoints the optionholder who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)

Participation Instructions:

1.	Complete and sign this Election Form and send it as soon as possible to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail to Human Genome Sciences, Inc., 14200 Shady Grove Road. Rockville, MD 20850-7464, Attention: Dawn Yager. This Election Form must be received by the Human Resources Department before 12:00 Midnight, Eastern Time, on July 12, 2004, unless the offer is extended by Human Genome Sciences, in its sole discretion. Your eligible options will not be considered tendered until we receive this Election Form. We will only accept delivery of the signed Election Form by hand, interoffice mail, facsimile or regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that this Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Election Form on time.

2.	Except as described in the following sentence, this Election Form must be executed by the optionholder who holds the eligible options to be tendered exactly as such optionholder’s name appears on the option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

3.	Ensure that you receive a confirmation of receipt of your Election Form from Human Genome Sciences via e-mail within five business days.

Human Genome Sciences, Inc. hereby accepts this Election Form and agrees to honor this election.

HUMAN GENOME SCIENCES, INC.

By:
Name:	Date
Title:

STOCK OPTION INFORMATION SHEET

June 14, 2004

In connection with the Company’s Stock Option Exchange Program, attached is your stock option information sheet describing your options that are subject to the exchange.

If you elect to participate in the Stock Option Exchange Program, please attach this sheet to your Election Form. Please strike through any grants listed in the top box which you do not wish to exchange.

Stock Options Priced at or Above $35 Per Share

Name: [Employee Name]

SSN: [Employee SSN]

Number of
Grant Date	Options Outstanding	Price
[ ]	[ ]	[ ]

For Recipients of Stock Option Grants Dated 12/13/2003 or Later

If you have received options from HGS since December 13, 2003, they are listed below. If you wish to participate in the Stock Option Exchange Program, then you must agree to cancel these options. If you do not wish to participate in the program, then these options will remain intact.

Number of
Grant Date	Options Outstanding	Price
[ ]	[ ]	[ ]

For more information on the Stock Option Exchange Program, please refer to the email sent from Susan Bateson McKay on June 14, 2004, or view the Stock Option Exchange Web Page on the HR Intranet. Please plan to attend a briefing (you can find the briefing schedule on the Web Page).